Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On May 23, 2016, Varian Medical Systems, Inc. (“Varian”) announced its intent to separate its Imaging Components business from the remainder of its businesses through a pro rata distribution of the common stock of a new entity. Varex Imaging Corporation (the “Company,” “Varex” or “Varex Imaging”) was incorporated in Delaware on July 18, 2016 for the purpose of holding the assets and liabilities associated with the Company's business. On January 28, 2017, Varian completed the distribution of 100% of the outstanding common stock of Varex to Varian stockholders. Each Varian stockholder received 0.4 of a share of Varex common stock for every one share of Varian common stock held on the close of business on January 20, 2017 (the “Record date”). Following the separation and distribution, Varex became an independent publicly-traded company and is listed on the NASDAQ Global Select Market under the ticker “VREX.”

On May 1, 2017 (the “Closing Date”), Varex completed its previously-announced acquisition of PerkinElmer, Inc.’s (“PerkinElmer”) Medical Imaging business (the “Medical Imaging Business”), which consists of PerkinElmer Medical Holdings, Inc. and Dexela Limited, together with certain assets of PerkinElmer and its direct and indirect subsidiaries relating to digital flat panel X-ray detectors that serve as components for industrial, medical, dental and veterinary X-ray imaging systems. The acquisition of the Medical Imaging Business is pursuant to the terms of the Master Purchase and Sale Agreement, dated December 21, 2016, as amended (the “Master Purchase Agreement”), by and between PerkinElmer and Varian Medical Systems, Inc. (“Varian”), and the subsequent Assignment and Assumption Agreement, dated January 27, 2017, by and between Varian and Varex, pursuant to which Varian assigned and conveyed all of its rights, obligations, title, and interest in the Master Purchase Agreement to Varex. Cash consideration for the acquisition of the Medical Imaging Business was approximately $271.8 million, net of $1.4 million of cash acquired and a $4.2 million post-closing working capital adjustment. Varex funded the acquisition and certain costs associated with the financing through borrowings under a new credit facility.

On May 1, 2017, Varex entered into a new secured Revolving Credit Facility in an aggregate principal amount of up to $200.0 million with a five-year term, and a secured Term Facility in an aggregate principal amount of $400.0 million (the "Credit Facility"). The Term Facility will be repaid over five years, with 5.0% payable in quarterly installments during each of the first two years of the term thereof, 7.5% payable in quarterly installments during the third and fourth years of the term thereof, and 10% payable in quarterly installments in the fifth year of the term thereof, with the remaining amount due at maturity. Varex used the net proceeds from the Term Facility, and the net proceeds from approximately $97.0 million drawn on the Revolving Credit Facility, to pay the approximately $276.0 million initial purchase price for the acquisition of the Medical Imaging Business, plus related credit facility fees, and to repay all of Varex’s obligations under the previous credit agreement.

Borrowings under the Credit Facility bear interest at a rate equal to the applicable margin plus, at the Company’s option, either (a) a base rate or (b) LIBOR rate. The applicable margin for borrowings under the Credit Facility ranges from 0.75% to 1.75% per annum for base rate borrowings and from 1.75% to 2.75% per annum for LIBOR-based borrowings, depending on the Company’s leverage ratio. As of May 1, 2017, the Company’s applicable margin is 1.5% for base rate borrowings and 2.5% for LIBOR-based borrowings. The Company is required to pay a commitment fee for unutilized commitments under the Revolving Credit Facility at a rate ranging from 0.25% to 0.40% per annum, based upon the Company’s leverage ratio.

The following unaudited pro forma combined financial information is shown as if Varex and the Medical Imaging Business had been combined as of October 3, 2015 (the first day of Varex’s 2016 fiscal year) for statement of earnings purposes and as of March 31, 2017 for balance sheet purposes. The unaudited pro forma combined financial information of Varex and the Medical Imaging Business is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from this completed acquisition are derived from the preliminary purchase consideration and purchase price allocation and do not necessarily represent the final purchase price allocation.

The historical information for the Medical Imaging Business for the twelve months ended January 1, 2017 was derived from the Medical Imaging Business's audited combined financial statements. The historical information for the Medical Imaging Business as of April 2, 2017 and for the six months ended April 2, 2017 was derived from the Medical Imaging Business's unaudited financial information.

These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been realized had the acquisition been completed on the assumed date or for the periods presented, or which may be realized in the future. The actual results reported in periods following the closing date may differ significantly from the unaudited pro forma financial information for a number of reasons, including without limitation, differences in the ordinary course of business conducted after the closing date, differences between the assumptions and estimates used to prepare these unaudited pro forma financial statements and the actual amounts, cost savings from operating efficiencies, and the impact of incremental costs in integrating the Medical Imaging Business.

The pro forma adjustments and related assumptions are described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The pro forma adjustments are based on assumptions related to the consideration paid, borrowings incurred, and the allocation thereof to the assets acquired and liabilities assumed of the Medical Imaging Business, based on preliminary best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Varex’s or the Medical Imaging Business, the assumptions, interest rates, and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies, including tax analyses, which are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. The unaudited pro forma combined financial statements should be read in conjunction with:

•
Varex’s audited consolidated financial statements, including the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Varex’s Annual Report on Form 10 for the year ended September 30, 2016, as filed with the SEC on January 12, 2017, and Varex’s unaudited interim financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Varex’s Quarterly Report on Form 10-Q for the six months ended March 31, 2017, as filed with the SEC on May 12, 2017.

•
The Medical Imaging Business’s audited consolidated financial statements, including the related notes thereto, for the years ended January 1, 2017 and January 3, 2016, and the Medical Imaging Business’s unaudited interim financial statements, including the related unaudited notes thereto for the three months ended April 2, 2017 and April 3, 2016 included as Exhibits 99.2 and 99.3 in this Form 8-K/A.

Varex Imaging Corporation
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
For the Twelve Months Ended September 30, 2016

(in millions except per share amounts)	Historical Varex for the Twelve Months Ended September 30, 2016	Historical Medical Imaging for the Twelve Months Ended January 1, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$620.1	$146.2	$—		$766.3
Cost of revenues	371.7	95.4	5.7	(1)	472.8
Gross margin	248.4	50.8	(5.7)		293.5
Operating expenses:
Research and development	53.5	14.4	—		67.9
Selling, general and administrative	85.8	20.1	3.3	(1)(2)(3)	109.2
Restructuring	—	0.5	—		0.5
Total operating expenses	139.3	35.0	3.3		177.6
Operating earnings	109.1	15.8	(9.0)		115.9
Interest income	0.3	—	—		0.3
Interest expense	(1.9)	—	(13.3)	(4)	(15.2)
Other expense, net	(2.5)	—	—		(2.5)
Other expense, net	(4.1)	—	(13.3)		(17.4)
Earnings before taxes	105.0	15.8	(22.3)		98.5
Taxes on earnings	36.0	4.8	(7.6)	(5)	33.2
Net earnings	69.0	11.0	(14.7)		65.3
Less: Net earnings attributable to non-controlling interests	0.5	—	—		0.5
Net earnings attributable to Varex	$68.5	$11.0	$(14.7)		$64.8
Net earnings per common share attributable to Varex
Basic	$1.83				$1.73
Diluted	$1.82				$1.72
Weighted average common shares outstanding
Basic	37.4				37.4
Diluted	37.7				37.7

See accompanying notes to unaudited pro forma combined financial statements.

Varex Imaging Corporation
UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
For the Six Months Ended March 31, 2017

(in millions except per share amounts)	Historical Varex for the Six Months Ended March 31, 2017	Historical Medical Imaging for the Six Months Ended April 2, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$312.2	$71.5	$—		$383.7
Cost of revenues	195.8	48.3	3.0	(1)	247.1
Gross margin	116.4	23.2	(3.0)		136.6
Operating expenses:
Research and development	27.7	7.3	—		35.0
Selling, general and administrative	46.8	11.9	0.1	(1)(2)(3)	58.8
Total operating expenses	74.5	19.2	0.1		93.8
Operating earnings	41.9	4.0	(3.1)		42.8
Interest income	0.1	—	—		0.1
Interest expense	(1.6)	—	(6.4)	(4)	(8.0)
Other income, net	0.3	—	—		0.3
Other expense, net	(1.2)	—	(6.4)		(7.6)
Operating earnings before taxes	40.7	4.0	(9.5)		35.2
Taxes on earnings	14.5	1.9	(3.4)	(5)	13.0
Net earnings	26.2	2.1	(6.1)		22.2
Less: Net earnings attributable to non-controlling interests	0.1	—	—		0.1
Net earnings attributable to Varex	$26.1	$2.1	$(6.1)		$22.1
Net earnings per common share attributable to Varex
Basic	$0.70				$0.59
Diluted	$0.69				$0.58
Weighted average common shares outstanding
Basic	37.5				37.5
Diluted	37.8				37.8

See accompanying notes to unaudited pro forma combined financial statements.

Varex Imaging Corporation
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2017

(in millions)	Historical Varex as of March 31, 2017	Historical Medical Imaging Business as of April 2, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$79.6	$—	$—		$79.6
Accounts receivable, net	120.7	23.8	—		144.5
Inventories, net	212.1	28.8	4.9	(6)	245.8
Prepaid expenses and other current assets	12.1	3.1	4.2	(7)	19.4
Total current assets	424.5	55.7	9.1		489.3
Property, plant, and equipment, net	119.1	24.3	(2.7)	(6)	140.7
Goodwill	74.7	39.0	142.6	(8)	256.3
Investments in privately-held companies	50.1	—	—		50.1
Intangibles, net	18.0	3.0	63.1	(9)	84.1
Other assets	6.4	—	—		6.4
Total assets	$692.8	$122.0	$212.1		$1,026.9
Liabilities, Redeemable Non-controlling Interests and Equity
Current Liabilities:
Accounts payable	$46.4	$20.3	$—		$66.7
Accrued expenses and other current liabilities	74.3	8.8	—		83.1
Deferred revenues	10.1	—	—		10.1
Long-term debt, current portion	15.0	—	12.3	(10)	27.3
Total current liabilities	145.8	29.1	12.3		187.2
Long-term debt	187.3	—	263.7	(10)	451.0
Deferred tax liabilities	3.7	7.4	17.9	(11)	29.0
Deferred gain on sale leaseback	—	3.3	(3.3)	(3)	—
Pension liability	0.3	3.0	—		3.3
Other long-term liabilities	1.9	0.7	—		2.6
Total liabilities	339.0	43.5	290.6		673.1
Commitments and contingencies
Redeemable non-controlling interests	10.3	—	—		10.3
Equity:
Common stock	0.4	—	—		0.4
Net parent investment	—	78.5	(78.5)	(12)	—
Additional paid-in capital	333.5	—	0.6	(13)	334.1
Retained earnings	9.6	—	(0.6)	(13)	9.0
Total stockholders' equity	343.5	78.5	(78.5)		343.5
Total liabilities, redeemable non-controlling interests and equity	$692.8	$122.0	$212.1		$1,026.9

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Pro Forma Presentation

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the transactions been consummated as of October 3, 2015. Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the resolution of contingency. The preliminary purchase consideration and purchase price allocation has been presented and does not necessarily represent the final purchase price allocation. The preliminary allocations of the purchase consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

Preliminary Purchase Price Allocation

A summary of the preliminary purchase price allocation as if the acquisition closed on March 31, 2017 is as follows (in millions):

Total cash consideration	$271.8

Allocation of the purchase consideration:
Current assets	$60.6
Other assets, non-current	21.6
Intangibles	66.1
Goodwill	181.6
Total assets acquired	329.9

Current liabilities	(29.1)
Other liabilities, non-current	(29.0)
Total liabilities assumed	(58.1)
Net assets acquired	$271.8

The preliminary purchase price allocation identified the following acquired intangible assets. The respective periods over which these assets will be amortized are presented below:

	Amount (in millions)	Estimated Useful life (in years)
Favorable leasehold interests	$3.8	16.0
Backlog	2.0	1.0
Trade names	1.3	4.7
Developed technology	35.0	5.2
IPR&D	3.5	Indefinite
Customer relationships	20.5	8.0
	$66.1

The amount assigned to identifiable intangible assets acquired was based on their respective fair values determined as of the acquisition date. Intangible assets will be amortized over their respective estimated useful lives on a straight-line basis with the exception of IPR&D which will not be amortized. The preliminary excess of the purchase price over the net assets acquired was recorded as goodwill and amounted to approximately $181.6 million.  In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment at least annually.

Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(1)    Adjustment to eliminate amortization expense of $1.8 million and $0.7 million for the twelve months ended January 1, 2017 and the six months ended April 2, 2017, respectively, related to the Medical Imaging Business's historical intangible assets. Adjustment to record amortization expense of $11.8 million and $5.9 million for acquired intangible assets for the twelve months ended September 30, 2016 and the six months ended March 31, 2017, respectively. Acquired intangible assets will be amortized using the straight-line method.

(2)    Adjustment to eliminate $1.7 million and $2.5 million of transaction costs recorded for the twelve months ended January 1, 2017 and the six months ended April 2, 2017, respectively, which are directly attributable to the acquisition.

(3)    Adjustment to reduce the deferred gain on sale leaseback to fair value and to eliminate $0.7 million and $0.4 million of deferred gain amortization recorded by the Medical Imaging Business for the twelve months ended January 1, 2017 and the six months ended April 2, 2017, respectively.

(4)    Adjustment to record $13.3 million and $6.4 million of interest expense for the twelve months ended September 30, 2016 and the six months ended March 31, 2017, respectively. Interest expense assumes a stated interest rate of 4.0% and also includes the proportional amortization of $10.0 million of debt issuance costs. The effective interest rate during the pro-forma periods was 4.9%, a change of 0.125% in the interest rate would result in an annualized change in interest expense of $0.4 million.

(5)    Adjustment to reflect the income tax effect of pro forma adjustments based on the estimated blended statutory tax rate of 34.0% and 36.0% for the twelve months ended September 30, 2016 and the six months ended March 31, 2017, respectively.

(6)    Adjustment to record the inventory and property plant and equipment of the Medical Imaging Business at fair value.

(7)     Adjustment to reflect $4.2 million of cash owed to the Company by PerkinElmer related to the post-closing working capital adjustment. The initial purchase price to acquire the Medical Imaging Business was $276.0 million prior to this post-closing working capital adjustment and resulted in a post-closing purchase price of $271.8 million.

(8)    Adjustment to eliminate historical goodwill of the Medical Imaging Business of $39.0 million and record new goodwill for the excess of purchase price over the fair value of net assets acquired and liabilities assumed of $181.6 million.

(9)    Adjustment to eliminate $3.0 million of the Medical Imaging Business's historical intangible assets and record the fair value of acquired intangible assets of $66.1 million, which consists primarily of developed technology and customer relationships.

(10)    Adjustment to recognize the issuance of $276.0 million of debt, net of issuance costs, directly related to the acquisition.

(11)    Adjustment to record $17.9 million of deferred tax liability related to the acquired identifiable intangible assets.

(12)    Adjustment to eliminate the Medical Imaging Business's historical equity.

(13)    Adjustment to reflect stock-based compensation expense related to the acceleration of unvested outstanding stock awards.